                                                                        Ex-12.2


          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)

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                                                                      Year ended December 31,

(dollar amounts in thousands)                    1995           1994           1993           1992           1991
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
1.      Income                               $  691,534      $  433,365     $  460,213     $  527,955     $  347,451

2.      Provision for income taxes              400,058         278,040        298,034        104,099         62,199
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3.      Income before provision
         for income taxes (line 1 + line 2)  $1,091,592      $  711,405     $  758,247     $  632,054     $  409,650
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4.      Fixed charges:
        a.  Interest expense (excluding
                   interest on deposits)     $  401,700      $  263,054     $  200,915     $  211,998     $  326,437

        b.  One-third of rental expense
                  (net of income from
                  subleases) and amortization
                  of debt issuance costs         44,303          40,140         38,190         29,446         30,300
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        c.  Total fixed charges
                   (excluding interest on
                   deposits)
                   (line 4a + line 4b)          446,003         303,194        239,105        241,444        356,737

        d.  Interest on deposits                888,580         538,715        454,458        636,719      1,006,566
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        e.  Total fixed charges
                   (line 4c + line 4d)       $1,334,583      $  841,909     $  693,563     $  878,163     $1,363,303
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5.      Preferred stock dividend
         requirements (b)                    $   62,035      $  124,260     $  103,792     $   61,197     $   57,618
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6.      Income before provision
         for income taxes, plus total
         fixed charges:
        a.  Excluding interest on
                   deposits
                   (line 3 + line 4c)        $1,537,595      $1,014,599     $  997,352     $  873,498     $  766,387
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       b.  Including interest on
                   deposits
                   (line 3 + line 4e)        $2,426,175      $1,553,314     $1,451,810     $1,510,217     $1,772,953
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7.      Ratio of earnings (as defined) to
         fixed charges:
        a.      Excluding interest on deposits
                 (line 6a divided by line 4c)      3.45            3.35           4.17           3.62           2.15
        b.      Including interest on deposits
                 (line 6b divided by line 4e)      1.82            1.84           2.09           1.72           1.30

8.      Ratio of earnings (as defined) to
         combined fixed charges and
         preferred stock dividends:
        a.      Excluding interest on deposits
                 [line 6a divided by
                 (line 4c + line 5)]               3.03            2.37           2.91           2.89           1.85
        b.      Including interest on deposits
                 [line 6b divided by
                 (line 4e + line 5)]               1.74            1.61           1.82           1.61           1.25
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

                                                                        Ex-12.2
                                                                    (continued)

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(a) For purposes of computing these ratios, earnings represent consolidated income, before income taxes plus consolidated fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs.

(b) Preferred stock dividend requirements for all years presented represent the pretax amount required to cover preferred stock dividends.